Exhibit 99.1

Date: November 10, 2003

For Release:	November 10, 2003
Refer to:	(858) 552-2200 – Eric Shearin (Amylin)
(317) 651-5567 – Morry Smulevitz (Lilly)

Exenatide Continues to Generate Positive Results in Second of Three Phase 3 Studies

San Diego, CA and Indianapolis, IN – November 10, 2003 - Amylin Pharmaceuticals, Inc., (Nasdaq: AMLN) and Eli Lilly and Company (NYSE: LLY) today announced that exenatide (synthetic exendin-4) produced statistically significant, dose-dependent reductions in the glucose control endpoint in a seven-month Phase 3 pivotal study in people with type 2 diabetes failing to achieve target blood glucose levels with sulfonylurea alone.  Reductions in average blood glucose were similar to reductions observed in the first exenatide pivotal study announced in August 2003.  At the end of the study, 41 percent of subjects completing the study on the highest dose of exenatide (10 micrograms twice daily) reduced their hemoglobin A1c (A1C) levels to less than or equal to 7 percent.  A1C is a measure that reflects average glucose levels over the prior 3 to 4 month period.  The subjects receiving the highest dose of exenatide also showed statistically significant reductions in body weight.

This is the second of three pivotal phase 3 studies of exenatide, the first in a new class of compounds known as incretin mimetics, which is being developed as a potential treatment for type 2 diabetes.  Results from these three studies will form the basis of a planned submission to the Food and Drug Administration (FDA), currently anticipated in mid-2004.  The companies are on track to report the results from the remaining pivotal trial before the end of the year.

Exenatide is being investigated for its potential to address important unmet medical needs of many people with type 2 diabetes.  Clinical trials suggest that exenatide treatment decreases blood glucose toward target levels and is associated with weight loss. The effects on glucose control seen with exenatide treatment are likely due to several actions that are similar to those of the naturally occurring incretin hormone glucagon-like peptide-1 (GLP-1).  These actions include stimulating the body’s ability to produce insulin in response to elevated levels of blood glucose, inhibiting the release of glucagon following meals and slowing the rate at which nutrients are absorbed into the bloodstream.(1)  In animal studies exenatide administration resulted in preservation and formation of new beta cells,(2) the insulin-producing cells in the pancreas, which fail as type 2 diabetes progresses.

Key Study Details

Of the 377 randomized subjects, approximately two-thirds received exenatide and one-third received placebo.  Those on active drug received an introductory 5-microgram dose of exenatide for one month, given by subcutaneous injection twice a day at breakfast and dinner.  This was followed by six months of exposure to doses of either 5 micrograms or 10 micrograms given twice a day at breakfast and dinner.

Overall, no severe hypoglycemia was observed.  As glucose control improved in the exenatide arms of the study, the rate of mild to moderate, sulfonylurea-induced hypoglycemia increased.  Patients in the study were instructed to maintain their maximally effective dose of sulfonylurea unless hypoglycemia occurred, at which point they were instructed to reduce their dose of sulfonylurea.  Patients treated with the highest dose of exenatide showed the greatest improvement in A1C and a 36% incidence of mild to moderate hypoglycemia.  In contrast, the placebo arm, with no improvement in A1C, had an incidence of hypoglycemia of 3%.   Only one subject receiving exenatide withdrew from the study due to mild to moderate hypoglycemia.

Although nausea was the most frequent adverse event, it was transient in nature and only eight patients receiving exenatide discontinued as a result.  Antibody formation observed in this study is consistent with previous exenatide data reported to date. The data do not demonstrate a relationship between antibody formation and exenatide’s sustained effect on A1C.

Diabetes – The Need for New Treatments

Diabetes affects an estimated 194 million adults worldwide(3) and more than 17 million in the United States.(4) Approximately 90-95 percent of those affected have type 2 diabetes, in which either the body does not produce enough insulin or the cells in the body do not respond normally to the insulin. According to the US Center for Disease Control’s National Health and Examination Survey, 57 percent of diabetes patients do not achieve target A1C levels with their current treatment regimen and approximately 41 percent have A1Cs above 8 percent. According to the ADA, patients with A1Cs above target are more likely to develop diabetes-related complications, such as kidney disease, blindness and heart disease.(5)

About Amylin and Lilly

Amylin Pharmaceuticals is committed to improving the lives of people with diabetes and other metabolic disorders through the discovery, development and commercialization of innovative, cost-effective medicines. Further information on Amylin Pharmaceuticals and its pipeline in metabolism is available at www.amylin.com.

Lilly, a leading innovation-driven corporation is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information – for some of the world’s most urgent medical needs.  Additional information about Lilly is available at www.lilly.com.

This press release contains forward-looking statements, which involve risks and uncertainties. Actual results could differ materially from those forward-looking statements discussed in this press release.  There can be no assurance that current or future clinical trials will confirm the preliminary results referred to in this release, that a new drug application will be filed for exenatide on a timely basis, or that exenatide will receive regulatory approvals or prove to be commercially successful.  Additional risks and uncertainties are described more fully in both Lilly’s and Amylin’s most recently filed SEC documents, such as their Annual Reports on Form 10-K for the fiscal year ended December 31, 2002 under the heading “Risk Factors,” and their Quarterly Reports on Form 10-Q.

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(1) Kolterman, O, Buse J, Fineman M, Gaines E, Heintz S, Bicsak T, Taylor K, Kim D, Aisporna M, Wang Y, Baron A. Synthetic exendin-4 (exenatide) significantly reduces postprandial and fasting glucose in subjects with type 2 diabetes. Journal of Clinical Endocrinology & Metabolism 2003; 88(7):3082-3089

(2) Xu G, Stoffers DA, Habener JF, Bonner-Weir S. Exendin-4 stimulates both b-cell replication and neogenesis, resulting in increased b-cell mass and improved glucose tolerance in diabetic rats. Diabetes 1999; 48:2270-2276

(3) The International Diabetes Federation Diabetes Atlas. Available at: http://www.idf.org/home/index.cfm?unode=3B96906B-C026-2FD3-87B73F80BC22682A. Accessed August 6, 2003.

(4) American Diabetes Association. Available at: http://www.diabetes.org/main/info/facts/facts_natl.jsp. Accessed August 6, 2003.

(5) Saaddine JB, Engelgau MM, Beckles GL, Gregg EW, Thompson TJ, Narayan KM. A diabetes report card for the United States: Quality of care in the 1990s. Ann Intern Med. 2002; 136:565-574.